UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Fiserv, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	39-1506125
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

255 Fiserv Drive, Brookfield, Wisconsin 53045

(Address of principal executive offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
1.125% Senior Notes due 2027	The New York Stock Exchange
1.625% Senior Notes due 2030	The New York Stock Exchange
2.250% Senior Notes due 2025	The New York Stock Exchange
3.000% Senior Notes due 2031	The New York Stock Exchange
4.500% Senior Notes due 2031	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

Fiserv, Inc. (the “Registrant”) is filing this Registration Statement on Form 8-A in connection with the transfer of the listings of its 1.125% Senior Notes due 2027, 1.625% Senior Notes due 2030, 2.250% Senior Notes due 2025, 3.000% Senior Notes due 2031 and 4.500% Senior Notes due 2031 (collectively, the “Notes”) from The Nasdaq Stock Market LLC (“Nasdaq”) to The New York Stock Exchange (the “NYSE”). The Notes will trade on the NYSE under the symbols “FI27”, “FI30”, “FI25”, “FI31” and “FI31A”, respectively. The Registrant expects the listing and trading of the Notes on Nasdaq to cease at the close of trading on or about July 17, 2023, and the listing and trading of the Notes on the NYSE to begin at market open on or about July 18, 2023.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The descriptions of the Notes (i)  under the caption “Description of the Notes” included in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2020, with respect to the 1.125% Senior Notes due 2027, 1.625% Senior Notes due 2030, 2.250% Senior Notes due 2025 and 3.000% Senior Notes due 2031; and (ii)  under the caption “Description of the Notes” included in the Registrant’s Prospectus Supplement (File No. 333-258248), filed with the SEC on May  18, 2023, and under the caption “Description of Debt Securities” in the accompanying Prospectus that constitutes a part of the Registrant’s Registration Statement on Form S-3 (File No. 333-258248), filed with the SEC on July 29, 2021, with respect to the 4.500% Senior Notes due 2031, are incorporated by reference herein.

Item 2. Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of November 20, 2007, by and among Fiserv, Inc., the guarantors named therein and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee, (incorporated by reference to Exhibit 4.8 to the Registrant’s Registration Statement on Form S-3 (File No. 333-147309) filed with the SEC on November 13, 2007)

4.2	Twenty-First Supplemental Indenture, dated as of July 1, 2019, between Fiserv, Inc. and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 1, 2019)

4.3	Twenty-Second Supplemental Indenture, dated as of July 1, 2019, between Fiserv, Inc. and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 1, 2019)

4.4	Twenty-Third Supplemental Indenture, dated as of July 1, 2019, between Fiserv, Inc. and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 1, 2019)

4.5	Twenty-Fourth Supplemental Indenture, dated as of July 1, 2019, between Fiserv, Inc. and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 1, 2019)

4.6	Agency Agreement, dated as of July 1, 2019, by and among the Fiserv, Inc., as issuer, Elavon Financial Services DAC, UK Branch, as paying agent, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee and security registrar (incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 1, 2019)

4.7	Twenty-Ninth Supplemental Indenture, dated as of May 24, 2023, between Fiserv, Inc. and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 24, 2023)

4.8	Agency Agreement, dated as of May 24, 2023, by and among the Fiserv, Inc., as issuer, Elavon Financial Services DAC, UK Branch, as paying agent, and U.S. Bank Trust Company, National Association, as trustee and security registrar (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 24, 2023)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereto duly authorized.

FISERV, INC.

Date: July 5, 2023	By:	/s/ Robert W. Hau
Robert W. Hau
Chief Financial Officer